Exhibit 99.1

Liberty Global to Hold Annual General Meeting of Shareholders

Denver, Colorado - June 18, 2015:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be holding its 2015 Annual General Meeting of Shareholders on June 25, 2015 at 4:00 p.m. BST (11:00 a.m. Eastern time) at Broadgate West, 9 Appold Street, London EC2A 2AP. In addition, we will have a live video-conference of the meeting at the Denver Marriott South at Park Meadows, 10345 Park Meadows Drive, Lone Tree, Colorado 80124. The meeting will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the investor relations section of our website for approximately 30 days. In addition, the meeting will be available via teleconference:

Domestic:        866.700.5192
International:        617.213.8833
United Kingdom:    080.8234.7616
Passcode:        72963614

Please dial in to the teleconference 15 minutes prior to the start of the meeting. Following the meeting, a question and answer session will take place. Participants in attendance in both London and Denver will be able to ask questions. Liberty Global may make observations concerning its historical operating performance and outlook.
About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at March 31,
2015. In addition, we served five million mobile subscribers and offered WiFi access across over five million access points.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty
Cablevision. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 8462 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678